CODE OF ETHICS

Amended: July 2025

In General

The Code of Ethics is predicated on the principle that RHJ owes a fiduciary duty to all its clients, which includes but is not limited to separately managed accounts, registered mutual funds, sub-advisory arrangements, collective investment trust, and wrap program clients (herein referred to as “RHJ Clients”). Accordingly, RHJ’s employees must avoid activities, interests, and relationships that are or appear to be contrary to the best interests of any RHJ Clients.

At all times, RHJ employees must:

•

Place RHJ Client interests ahead of RHJ’s: As a fiduciary, RHJ must provide services that are in the best interest of RHJ Clients. RHJ employees may not benefit at a RHJ Client’s expense, such as when making personal investments in securities traded by advisory clients.

•	Engage in personal investing in compliance with RHJ’s Code of Ethics: Employees must review and abide by RHJ’s Personal Securities Transaction and Insider Trading Policies.

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Avoid taking advantage of his/her position: Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with RHJ, or on behalf of an RHJ Client.

•	Maintain full compliance with the Federal Securities Laws[1]: Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940.

Questions with respect to RHJ’s Code of Ethics should be directed to Janine Marquez, RHJ’s Chief Compliance Officer (CCO), and/or Thao Buuhoan, RHJ’s Chief Operating Officer (COO) and President. As discussed in greater detail below, Employees must promptly report any Code of Ethics violations to the CCO. All reported Code of Ethics violations shall remain anonymous.

Guiding Principles & Standards of Conduct

All Employees of RHJ will act ethically – with competence, dignity, and integrity – when dealing with RHJ Clients, the public, prospects, third-party service providers, and fellow Employees. The following principles frame the professional and ethical conduct RHJ expects from its employees:

•	Act ethically – with integrity, competence, diligence and respect – when working and communicating with the public, clients, prospective clients, Employees and colleagues in the investment profession;

•	Place the interests of RHJ Clients and RHJ above one’s personal interests;

•	Do not take inappropriate advantage of one’s position;

•	Avoid actual or potential conflict of interest;

•	Conduct personal securities transactions in accordance with the policies herein;

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Use reasonable care and exercise proper professional judgment when conducting investment analyses, making investment recommendations, taking investment actions and engaging in other professional activities;

•	Perform and encourage others to perform in a professional and ethical manner that will reflect favorably on one’s self and the profession;

[1]

“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

•	Maintain and improve professional competence, and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the federal securities laws.

Unlawful Actions

It is unlawful for an Employee to:

•	Employ any device, scheme or artifice with the intent to defraud a RHJ Client;

•	Make any untrue statement of a material fact to a RHJ Client;

•	Refrain from stating a material fact to a RHJ Client which, in light of the circumstances under which the statement is made, is misleading or in bad faith;

•	Engage in an act, practice or course of business that operates or would operate as fraud or deceit, related to a RHJ Client; or

•	Engage in any manipulative practice with respect to a RHJ Client.

1. Personal Security Transaction Policy

Employees may not purchase or sell a security in which the Employee has or may acquire beneficial ownership (as defined further below), unless the transaction occurs in an exempted security or the Employee has fully complied with the below requirements.

Access Person Defined

An “access person” is a supervised person who has access to nonpublic information regarding a RHJ Clients’ purchase or sale of securities, and who is involved in making securities recommendations to RHJ Clients or has access to such recommendations that are nonpublic. All RHJ Employees are considered Access Persons, in addition to any person that has been determined and informed by the CCO or designee to be an Access Person.

Security Defined

The term “security” includes, but is not limited to a: note; common stock; preferred stock; treasury stock; security future; closed-end mutual fund; exchange traded fund (ETF); corporate bond; municipal bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral-trust certificate; pre-organization certificate or subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit), any group or index of securities (including any interest therein or based on the value thereof) or, in general, any interest or instrument commonly known as a “security”; or any certificate of interest or participation in temporary or interim certificate for, receipt for, guaranty of, warrant or right to subscribe to or purchase any of the foregoing.

Exempted Securities Defined

The term “exempted security” includes: direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by open-end funds (excluding ETFs), other than reportable funds2; and commodities, futures and options traded on a commodities exchange, including currency futures that are not securities.

[2]

A “reportable fund” is (a) any fund for which RHJ serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases RHJ would need to be approved by the fund’s board of directors before the employee can serve); or (b) any fund whose investment adviser or principal underwriter controls RHJ, is controlled by RHJ, or is under common control with RHJ. Transactions in RHJ managed fund must be disclosed, but not pre-cleared.

Pre-Clearance Procedures

RHJ Employees must obtain written clearance for all personal securities transactions before placing each transaction, with the exception of the following:

•	A purchase or sale of an Exchange Traded Fund (ETFs);

•	A purchase or sale of a closed-end mutual fund;

•	A purchase or sale of 50 bonds or less per day of any corporate bond or municipal bond (excluding new offerings);

•	A purchase or sale of an exempted security; or

•	Shares issued by unit investment trusts invested exclusively in one or more open-end funds.

RHJ reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Generally, Employees shall complete RHJ’s Pre-Clearance Form on MyComplianceOffice (“MCO”) Personal Trading Platform. All pre-clearance requests must be submitted to RHJ’s CCO or designee. Currently, Reed Wirick or Tony Shaw may also approve personal securities transactions. Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the remainder of the day. If the Employee wishes to transact in that security on the following or any other day, he/she must again obtain pre-clearance. Unless otherwise noted, no pre-clearance is required for the exempted transactions discussed below.

Black Out Periods

No Employee shall buy or sell a security traded in any RHJ Client portfolio within seven (7) calendar days before or after a trade, with the exception of any securities listed in this Code as not requiring pre-clearance and/or are otherwise exempted. The CCO will review executed RHJ Client trades upon a pre-clearance request to ensure no trades have taken place within the respective 7 days in the security requested for pre-clearance (unless exempted) and will inquire with the respective portfolio managers to determine if any RHJ Client trades may be placed within the 7 days following the proposed trade.

Holding Period

All employees who hold securities, including options and futures, and shares of the RHJ Fund or other mutual fund that is advised or sub-advised by RHJ, are required to hold such securities for a minimum of 30 days to avoid short-term trading practices. This holding period does not apply to the following transactions: (i) purchase or sale of an ETF, (ii) purchase or sale of a closed-end mutual fund, (iii) purchase or sale of 50 bonds or less of any corporate bond or municipal bond (excluding new offerings), (iv) purchase or sale of any “exempted security” (as defined in this Code), and (v) shares issued by unit investment trusts invested exclusively in one or more open-end mutual funds.

Reportable Securities

Reportable securities include all securities other than exempted securities (see above definition). Any fund in which RHJ serves as the investment adviser or sub-adviser must be reported. RHJ requires Employees to provide periodic reports (see Reporting section below) regarding transactions and holdings in any security, except exempted securities.

Beneficial Ownership

Employees have beneficial ownership of securities if direct or indirect pecuniary interest in the securities is held or shared. Employees have a pecuniary interest in securities if such Employees have the ability to directly or indirectly profit from a securities transaction. The following are examples of indirect pecuniary interests in securities:

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Securities held by members of Employee’s immediate family sharing the same household (immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, to include adoptive relationships.)

•	Securities held by members of Employee’s immediate family not sharing the same household but for whom the Employee is providing full financial support (i.e., children living at college etc.)

•	Employee’s interests as a general partner in securities held by a general or limited partnership.

•	Employee’s interests as a manager/member in the securities held by a limited liability company.

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If Employee holds an equity interest in an entity, Employee does not have an indirect pecuniary interest in the securities the entity holds, unless Employee has or shares investment control over the entity’s securities.

Employee beneficially owns securities held in a trust when:

•	Employee or a member of Employee’s immediate family is a trustee who owns securities and has a vested interest in the principal or income of the trust;

•	Employee owns a vested beneficial interest in a trust; or

•	Employee is a settlor/grantor of a trust, unless the consent of all respective beneficiaries is required in order for the Employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions (not to be confused with exempt securities) and therefore do not require reporting under the Personal Security Transaction Policy:

•	Any security transaction in an account over which the Employee does not have any direct or indirect influence or control; or

•	Purchases that are part of an automatic investment plan.[3]

From time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis, provided it is consistent with Rule 204-A of the Investment Advisers Act and Rule 17j-1 of the Investment Company Act.

Investments in Limited Offerings and Initial & Secondary Public Offerings4

No Employee shall directly or indirectly acquire beneficial ownership in any limited offering, initial public offering5 (“IPO”) or secondary offering (“SPO”) without first obtaining the CCO’s approval in order to preclude the possibility of improperly profiting from a RHJ Client’s position. The CCO shall: obtain proposed transaction details from the Employee (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a RHJ Client); and conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no RHJ Clients have a foreseeable interest in purchasing such security. A record of the CCO’s approval and the reasons supporting the approval shall be kept as delineated in the below section titled Records. The Employee shall refer to MCO to complete the Limited Offering and IPO Request and Reporting Form.

[3]

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

[4]

The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

[5]	This includes any initial digital coin offering (“ICO”)

Restrictions on New Issues of Equity Securities (“New Issues”)6

No Employee shall directly or indirectly acquire beneficial ownership of a New Issue (including new issues of municipal bonds) without first obtaining the CCO’s approval in order to preclude the possibility of improperly profiting from a RHJ Client’s position. The CCO shall: obtain proposed transaction details from the Employee (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a RHJ Client); and conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the New Issue), that no RHJ Clients have foreseeable interest in purchasing such security. A record of the CCO’s approval and the reasons supporting the approval shall be kept as delineated in the below section titled Recordkeeping.

FINRA Rule 5130 prohibits the sale of New Issues to any account in which a “restricted person” has a beneficial interest, except under certain situations. The term “restricted person” includes any Employee of an investment adviser who has the authority to buy or sell securities and an immediate family member of such a restricted person that materially supports or receives material support from such a person. Thus, all restricted persons of RHJ, including investment personnel, are prohibited in almost all circumstances–except as noted in further detail below–from purchasing a New Issue.

The prohibitions of the purchase and sale of New Issues with respect to Rule 5130 do not apply to: issuer directed securities, which are securities an issuer directs to restricted persons such as directors, subject to certain conditions; a restricted person’s account if such a person is an existing equity owner of an issuance (anti-dilution provisions), subject to certain conditions; stand-by purchasers, which are those who purchase and sell securities pursuant to a stand-by agreement, subject to certain conditions.

Employees are encouraged to review and discuss Rule 5130 with the CCO prior to the purchase and/or sale of New Issues.

Reporting

Employees must provide RHJ the necessary information to enable it to determine, with reasonable assurance, any indication of “scalping,” “front-running” or any conflict of interest as it relates to RHJ Client trading. As such, Employees shall submit the below referenced reports in MCO reflecting all transactions and securities, except for the exempt transactions and securities as referenced above, in which the person has - or by reason of such transaction acquires - direct or indirect beneficial ownership.

Quarterly Transaction Reports

Employees must authenticate personal trading accounts using MCO. If an Employee’s trades are not available electronically or transactions do not occur through a broker-dealer (i.e., purchase of a private investment fund), the employee shall manually input such transactions to the MCO platform no later than thirty (30) days after the end of the respective calendar quarter. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had or, as a result of the transaction, acquired any direct or indirect beneficial ownership7: (a) the date of the transaction, the title, the number of shares, the principle amount and, as applicable, the

[6]

The term “new issue” is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of a security of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See FINRA Rule 5130 Restrictions on the Purchase and Sale of IPOs of Equity Securities).

[7]

“Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

exchange ticker symbol or CUSIP number and the interest rate and maturity date; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker/dealer or bank with or through which the transaction was effected; and (e) the date the report is submitted. Quarterly reports are also required for accounts established by an employee during a quarter in which securities were held for the direct or indirect benefit of the employee.

Employees who do not maintain personal trading brokerage accounts will be required, at a minimum, to confirm there are no personal securities transactions to report; this acknowledgement may be documented on the quarterly personal securities transaction report in MCO.

Employees must also report immediate family members’ transactions, including spouse, child, and other house-hold members, for securities in which the employee has direct or indirect influence, control, and/or beneficial ownership.

Initial and Annual Holdings Reports

New RHJ Employees are required to report personal securities holdings no later than ten (10) days after the commencement of employment (See MCO Welcome Package Questionnaire). The initial holdings report must be dated as of no more than forty-five (45) days prior to the commencement of employment.

Existing Employees are required to provide RHJ with a complete list of securities holdings on an annual basis on or before February 14th (as determined by RHJ) of each year. The report shall be current as of December 31st, which is no more than forty-five (45) days before the final submission date. (See MCO Annual Questionnaire).

The initial and annual holdings reports must contain, at a minimum: (a) the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and (c) the date the access person submits the report.

Employees who do not have any securities holdings or do not maintain personal trading brokerage accounts will be required to confirm the same in writing; such an acknowledgement may be documented on the quarterly personal securities transaction report via MCO.

Trading and Review

RHJ does not expect its Employees to engage in frequent short-term (30 days) trading. In addition, except in limited circumstances and subject to pre-clearance approval, Employees are prohibited from trading opposite of RHJ’s recommendations. RHJ strictly prohibits “front-running” any RHJ Client Accounts, which is a practice generally understood to be when an employee trades one or more securities in a personal account prior to or on the same date that the firm places the same trade(s) in one or more RHJ Client Accounts. The CCO will closely monitor Employees’ investment patterns to detect such practices. RHJ’s President and Chief Operating Officer (COO) will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

The CCO shall also conduct a post-trade review of RHJ Employees’ personal trading. All Employee trades must be reported in MCO within thirty (30) days after the end of each calendar quarter. The CCO will review all transaction and reporting to determine if violations have occurred.

The post transaction review process ensures RHJ has the proper procedures in place to supervise its Employees’ activities. The comparison of Employee trades to those of RHJ Clients shall identify actual or potential conflicts of interest.

If RHJ discovers an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO and President to review the facts surrounding the transaction(s). This meeting shall assist RHJ in determining the appropriate course of action. The CCO may grant written exceptions to the provisions of this policy based on equitable (e.g., rapid markets, hardship, satisfaction of a court order, etc.) or other considerations. The exceptions may be granted to individuals or classes of individuals, provided that no granted exception would violate Rule 204A-1 of the Advisers Act, Rule 17j-1 of the Investment Company Act of 1940, or any other federal securities laws.

Reporting Violations and Remedial Actions

RHJ acknowledges the seriousness of potential conflicts of interest caused by personal investing. As such, RHJ requires its Employees to promptly report any violations of the Code of Ethics to the CCO. RHJ’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

RHJ has zero tolerance for retaliatory actions and therefore offenders may be subject to severe action. In order to minimize the potential for such behavior, all reports of code of ethics violations will be treated as anonymous.

If a violation of RHJ’s Personal Security Transaction Policy occurs, the CCO will alert appropriate senior management and recommend sanctions based on facts and circumstances. Senior Management will issue sanctions and take any other actions deemed appropriate, which may include - without limitation - requiring the trades in question be reversed resulting in disgorgement of profits, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, terminating employment or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any forfeited profits shall be paid to the applicable RHJ Client(s) or donated to a charity the CCO determines is appropriate.

No person shall participate in a determination of whether he or she has committed such a violation or in the imposition of any sanction against himself or herself.

Disclosure

RHJ shall describe its Code of Ethics to RHJ Clients in Part 2 of Form ADV and shall furnish a copy of the Code upon any RHJ Client’s request. All RHJ Client requests for RHJ’s Code of Ethics shall be directed to the CCO.

Recordkeeping

RHJ shall maintain records in the manner and to the extent set forth below; such records shall be available for appropriate examination by SEC representatives or RHJ’s management:

•	A copy of this policy and any other code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible location;

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A record of a violation of this policy and of action taken as a result of such a violation shall be preserved in an easily accessible location for a period of not less than five (5)years following the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements (annual certifications) as required by this policy for each person who is currently, or within the past five (5) years was, an RHJ Employee;

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A copy of each report made pursuant to this policy by an Employee - including any information provided in lieu of reports - shall be preserved by RHJ for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, including an easily accessible location for the first two (2) years;

•	A list of all persons who are, or within the past five (5) years have been, required to make or review such reports pursuant to this policy shall be maintained in an easily accessible location;

•	A record of all pre-clearance requests, including the decisions made; and

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A record of any decision and the reasons supporting the decision to approve the acquisition of any limited offering or IPO by Employees for at least five (5) years after the end of the fiscal year in which the approval is granted, including an easily accessible location for the first two (2) years.

Administration of the Code

A.	The CCO or designee will review reports and other information submitted under this Code. The review includes, but is not limited to:

(i) an assessment of whether the Employee followed the required procedures;

(ii) an assessment of any trading patterns that may indicate abuse, including market timing; and

(iii) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

B.

Each Employee shall receive a copy of the Code annually and anytime the Code is amended. Upon receipt, each Employee is required to read and acknowledge his or her understanding of the requirements of the Code via MCO software, which in addition provides that the Employee agrees to abide by the Code.

C.	Upon amendment of this Code, the RHJ CCO will provide a copy to the CCO of each mutual fund that RHJ serves as adviser/sub-adviser for approval/ratification by each fund’s Board of Trustees.

D.

The RHJ CCO or designee will furnish written reports requested by the CCO of each mutual fund that RHJ serves as adviser/sub-adviser, including the RHJ Fund pertaining to any changes to the Code and any violations thereof.

2. Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed - taking into consideration the nature of such investment adviser’s business - to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, RHJ maintains procedures to prevent the misuse of non-public information.

Although “insider trading” is not defined in securities laws, in practice it is understood as trading either personally or on behalf of others based on material, non-public information or communicating material, non-public information to others in violation of the law. Securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider based on material, non-public information;

•

Trading by a non-insider based on material, non-public information, where the non-insider received the information from an insider in violation of the insider’s duty to keep the information confidential; or

•	Communicating material, non-public information to others in breach of a fiduciary duty.

RHJ’s Insider Trading Policy applies to all Employees. Questions regarding this policy should be directed to the CCO and/or President.

Whom Does the Policy Cover?

This policy covers all RHJ Employees. In addition, the policy applies to transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons; and, to transactions corporations engage in where the Employee is an: officer; director; ten percent (10%) or greater stockholder; or partner, unless the Employee has no direct or indirect control of the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information there is a substantial likelihood that a client would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Advance knowledge of the following types of information is generally regarded as “material”:

• Dividend or earnings announcements	• Discovery or research developments

• Write-downs or write-offs of assets • Additions to reserves for bad debts or contingent liabilities	• Criminal, civil and government investigations and indictments • Pending labor disputes

• Expansion or curtailment of company or major division operations	• Debt service or liquidity problems • Bankruptcy or insolvency problems

• Merger, joint venture announcements	• Tender offers, stock repurchase plans, etc.

• New product/service announcements	• Recapitalization

Information a company provides may be considered material due to the foreseeable impact on: a particular class of a company’s securities; all of a company’s securities; the securities of another company; or the securities of several companies. The misuse of material, non-public information applies to all types of securities, including equity, debt, commercial paper, government securities, and options.

In considering whether information is material, bear in mind that such information does not have to come from the applicable company to be deemed material; rather, information received from an unaffiliated third party can be deemed material solely by the nature of the information. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information not available to the investing public.

Once material, non-public information has been effectively distributed to the investing public through commonly recognized channels, it is no longer classified as non-public information. The information must be intentionally distributed via commonly recognized channels and available for an adequate amount of time. Receiving non-public information via the selective dissemination of information, such as industry-related publications, does not make the information public.

RHJ’s employees must be aware that a person who receives material, non-public information with no expectation of confidentiality may still become an insider upon receipt. Whether the information or “tip” makes the employee a “tippee” or insider depends on if the corporate insider expects to personally benefit from the disclosure, whether directly or indirectly.

The expected benefit is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of quid pro quo resulting in receiving information one would not have received but for providing such an expectation. Employees may also become insiders or tippees if material, non-public information is obtained by happenstance, such as at social gatherings or by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including:

•	civil injunctions;

•	disgorgement of profits;

•	jail sentences;

•

fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; or

•	Criminal penalties that can result in a maximum fine of up to $5,000,000 and twenty (20) years imprisonment

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee questions whether they are in possession of material, non-public information, the Employee must inform the CCO, and President or CEO as soon as possible. Once the information is reported, the Employee and informed parties will conduct research to determine if the information is likely to be considered important to clients in making investment decisions and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•	shall immediately report the potential receipt of non-public information to the CCO and President or CEO;

•	shall not trade the securities of any company in which the employee is deemed an insider who may possess material, non-public information;

•	shall not engage in securities or derivatives transactions of any company, except in accordance with RHJ’s Personal Security Transaction Policy and the securities laws;

•	shall submit personal security trading reports in accordance with the Personal Security Transaction Policy;

•	shall not discuss any potential or actual material, non-public information with colleagues, except as specifically required under this policy; and

•	shall not proceed with any research, trading, etc. until the CCO and President or CEO inform the Employee of the appropriate course of action.

Securities of a publicly traded company will be restricted from trading in both Employee personal accounts and in client accounts when it has been determined that the Firm or an Employee has material inside information pertaining to the company. There may be other reasons that securities of a publicly traded company become restricted, so it is important for Employees to review and be familiar with the RHJ Restricted Securities Policy.

3. Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees, or officers of outside organizations by completing the Request for Approval of Outside Business Activity Form in MCO. Such organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

As an outside board member or officer, an Employee may come into possession of material, non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between RHJ and the outside organization, and that the Employee does not communicate such information to other RHJ Employees in violation of the information barrier.

Similarly, RHJ may have a business relationship with the outside organization or may seek a relationship in the future. In such circumstances, the Employee must not be involved in the decision to retain or hire RHJ.

RHJ Employees are prohibited from engaging in such outside activities without prior written approval from the CCO. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and the necessary disclosures are made on Part 2 of Form ADV.

In addition, there may be times when an Employee becomes aware that RHJ is managing the account(s) of a client that is an employee, officer, director, or a voting member of any board of a publicly traded company. Should this happen, the Employee must report this to the CCO and President.

4. Gift Policy

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with RHJ, or on behalf of an advisory client. However, Employees may accept gifts from a single giver in aggregate amounts not exceeding $250 and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the Employee(s) are present. All gifts received must be reported to the CCO, including the gift giver’s name, the reason for the gift, a description of the gift and the date the gift was received.

Employees may also give a gift to anyone who does business with the firm, if the gift is not in excess of $100. However, business meals, sporting events and other entertainment events may be given so long as the expense is reasonable and the employee giving the gift is present. All gifts given must be reported to the CCO, including the name of the employee giving the gift, the reason for giving the gift, a description of the gift being given and the date the gift was given.

5. Political Contributions

RHJ or an Employee considered a Covered Associate (as defined below) may not make Political Contributions (as defined below) exceeding $150.00 per election to a candidate or official the Covered Associate could not vote for or exceeding $350.00 per election to a candidate or official the Covered Associate could vote for. All RHJ employees must report political contributions to the CCO using the Reporting of Political or Charitable Contribution Form on MCO within 10 days after the contribution has been made. The report must include: the employee’s name; the name of the candidate or official who received the contribution; the office the recipient is running for; the contribution amount; whether or not the contributing employee is eligible to vote for the recipient; and whether or not the official or candidate has an existing or potential relationship with RHJ and/or the contributing employee.

Covered Associate defined

(i) Any general partner, managing member, executive officer, or other individual with a similar status or function;

(ii) Any employee who solicits a government entity for RHJ and any person who directly or indirectly supervises such employee; and

(iii) Any political action committee controlled by RHJ or any person described in sections (i) and (ii) above.

Political Contribution Defined

Any gift, subscription, loan, advance, or deposit of money or anything of value made for:

(i) The purpose of influencing any election for federal, state or local office;

(ii) Payment of debt incurred in connection with any such election; or

(iii) Transition or inaugural expenses of the successful candidate for state or local office.

6. Charitable Contributions

Employees are not restricted from giving personal charitable contributions; however, RHJ or an RHJ employee acting on behalf of RHJ must use the Reporting of Political or Charitable Contribution Form on MCO to report such charitable contributions to the CCO within ten (10) days after the contribution has been made. The information being reported must include the name of the employee that gave the contribution, the name of the recipient of the contribution, the amount of the contribution, and whether or not the charity or any person associated with the charity has an existing or potential relationship with the firm and/or the employee giving the contribution.

Responsibility

The CCO is responsible for administering the above-stated policies. Questions regarding these policies should be directed to the CCO.